Exhibit 99.1

RGS Energy Renews $5 Million Credit Line with Silicon Valley Bank and $3.15 Million Loans from Riverside

LOUISVILLE, CO, March 17, 2015 – RGS Energy (NASDAQ: RGSE), one of the nation’s largest and most recognized rooftop installers of solar equipment, has renewed its revolving line of credit with Silicon Valley Bank (SVB). The company also renewed its loans with Riverside Fund III, L.P, an affiliate of RGS Energy’s largest shareholder, Riverside Renewable Energy Investment (Riverside).

The latest amendment to the company’s credit facility with SVB provides RGS Energy with a $5 million revolving line of credit through March 15, 2016. The amendments to the loans from Riverside extend $3.15 million in loans through March 31, 2016.

“The extension of our line of credit and investor loans, coupled with our recently completed public offering, significantly strengthen our financial position,” said Dennis Lacey, CEO of RGS Energy. “This will allow us to focus on completing our restructuring and executing on our 2015 business plan to improve the efficiency and profitability of our business.”

About RGS Energy

RGS Energy (RGSE) is one of the nation’s pioneering solar energy companies serving commercial and residential customers. Beginning with one of the very first photovoltaic panels sold to the public in the U.S. in 1978, the Company has installed more than 22,500 solar power systems representing over 235 megawatts of 100% clean renewable energy. RGS Energy makes it very convenient for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support. For more information, visit RGSEnergy.com, on Facebook at www.facebook.com/rgsenergy and on Twitter at www.twitter.com/rgsenergy. RGS Energy is a trade name and RGS Energy makes filings with the Securities and Exchange Commission under its official name “Real Goods Solar, Inc.”

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they provide our current beliefs, expectations, assumptions and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “intend,” “will,” “may” and similar expressions as they relate to us are intended to identify such forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to

Exhibit 99.1

differ materially from those indicated in the forward-looking statements include, without limitation, the following: our ability to successfully complete our restructuring, execute on our 2015 business plan, and improve the efficiency and profitability of our business, and such other factors as discussed in the documents that RGS Energy has filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media and Investor Relations Contact for RGS Energy:

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RGSE@liolios.com